Exhibit 10.20
IEC Electronics Corp.

Summary of 2011 Management Incentive Plan ("2011 MIP")

The 2011 MIP is a cash incentive plan which links awards to performance results and is designed to provide cash incentive awards ("Awards") to the four corporate officers (the "Participants") of the Company: the Chief Executive Officer (the "CEO"), the Chief Financial Officer, the President, and the Executive Vice President of Operations.  The 2011 MIP was approved by the Compensation Committee at its meeting on October 15, 2010 and by the Board of Directors at its meeting on November 17, 2010.

Each Participant is eligible to receive an Award, if any, determined on the basis of the degree of achievement of certain specified corporate level fiscal year performance objectives ("Performance Goals").  For fiscal 2011, Performance Goals based upon the following measurements were established: Net Income Before Taxes and Incentives, Sales, and Cash Flow from Operations.  The Compensation Committee has assigned a weighting factor to each Performance Goal.

If the target goal (the “Target Goal”) for a Performance Goal is achieved, an Award equal to a predetermined percentage (varying from 25% to 60%) of the Participant's base salary earned during the fiscal year will be paid to the Participant (the "Target Award").  The incentive percentage of a Participant is based upon his or her position within the Company. Below the achievement of a threshold or minimum corporate level of performance ("Plan Entry"), no Awards will be made.  If the Plan Entry performance level is achieved or exceeded, but the Target Goal for a Performance Goal is not achieved, a pro rata payment, but less than the Target Award, will be paid to each Participant.  If the Target Goal for a Performance Goal is surpassed, Awards will increase depending on the percentage of the Target Goal for each of the Performance Goals that is achieved.  However, no Award to a Participant may exceed 200% of the Target Award.

The Compensation Committee has prepared a formula or matrix prescribing the extent to which a Participant's Award will be earned based upon the level of achievement and the weighting of each Performance Goal.

No Award will be paid to any Participant for the achievement of any Performance Goal unless the Company has reached an earnings threshold of $7.4 million (before tax and incentive) for fiscal 2011.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Performance Goals have been achieved and will calculate the amount of the Award to be paid to each Participant (the “Calculated Award”).  However, based on his evaluation of an individual Participant's performance, the CEO may recommend to the Compensation Committee, that the Calculated Award for any individual Participant be modified by plus or minus up to 25%.  The Compensation Committee may also recommend to the full Board that the Calculated Award for the CEO be modified by plus or minus up to 25%.  All modifications to a Calculated Award must be approved by the Compensation Committee.  In addition, any modification to the Calculated Award for the CEO must be approved by the Board of Directors.  Use of the modification factor is not expected to be an annual event, but is to be used sparingly, when the actual results achieved, either positive or negative to the planned results, are not appropriately reflected in the Calculated Award.

Payment of any Award to a Participant will be made within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2011.  In order to receive an Award, a Participant must be an employee of the Company on the date such Award is to be distributed.

Since the Performance Goals set forth in the 2011 MIP are based upon the organic growth of the Company and do not reflect the impact of any acquisitions made by the Company in fiscal 2011, after the Company acquired Southern California Braiding, Inc. ("SCB") in December 2011, the Compensation Committee determined it appropriate to adopt a separate management incentive plan related to the achievement of certain Performance Goals for SCB (the "SCB Plan") in fiscal 2011.

The SCB Plan is similar in design to the 2011 MIP, except that (a) the Performance Goals are based upon two measurements – net income before taxes and incentive, and sales; (b) if the Target Goal for a Performance Goal is achieved, an Award equal to a predetermined 20% or 30% of the Participant's base salary will be paid to the Participant; and (c) no Awards will be paid unless SCB has reached an earnings threshold of $2.8 million (before taxes and incentives) for fiscal 2011.  Any Awards earned under the SCB Plan will be paid in two installments:  (a) 50% will be paid within fifteen (15) days after the receipt by the Company of the audited financial statements for fiscal 2011; and (b) 50% will be paid within fifteen (15) days after the receipt by the Company of the audited financial statements for fiscal 2012, provided that SCB achieves a threshold of sales and net income before taxes ($18 million and $4 million, respectively) for fiscal 2012.